Exhibit 99.1

FOR IMMEDIATE RELEASE

Mike Hyde to resign from position

as President and CEO of American Seafoods Company

Hyde to continue to provide strategic business and regulatory advice to the Company

SEATTLE (Feb. 16, 2005) – American Seafoods Group and Mike Hyde, President and CEO of its subsidiary, American Seafoods Company LLC, today jointly announced that he is resigning from his position effective March 31, 2005. Hyde will remain actively involved with the company, primarily as a consultant focusing on strategic business and regulatory issues, but will no longer hold responsibility for the company’s day-to-day operations.

“American Seafoods is a great company. It has been a privilege to serve in this position for the past seven years, and I am excited to remain actively involved with the people and business of the company,” Hyde said.

American Seafoods Company is the subsidiary of American Seafoods Group that conducts the Company’s at-sea pollock and whiting harvesting and processing operations.

Bernt Bodal, Chairman and Chief Executive Officer of American Seafoods Group, stressed that Hyde will remain active in the company. “Mike’s industry and regulatory expertise has played a significant role in building our business into what it is today” Bodal said. “We are very pleased that he will continue to contribute his skills and knowledge for the benefit of the company.”

Inge Andreassen, a fourteen-year veteran of the company and Vice President of Operations of American Seafoods Company since 1996, will replace Hyde as President.

“Inge is a well-respected industry veteran who is intimately knowledgeable in all aspects of our company and its operations,” Bodal said. “His background and experience will enable the company to move smoothly through this transition without skipping a beat.”

About American Seafoods Group

American Seafoods Group is one of the world’s leading companies in the harvesting, at-sea processing, preparation and supply of quality seafood. The company harvests a variety of fish species and processes the catch into an array of finished products, both on board its fleet of state-of-the-art vessels and at its facilities in New Bedford, Mass., and Greensboro and Demopolis, Ala.

The company produces a diverse range of fillet, surimi, roe and block-cut product offerings, made from Alaska Pollock, longline cod, sea scallops, and U.S. farm raised catfish. Finish products are sold worldwide through an extensive global distribution and customer support network. From the ocean to the plate, American Seafoods has established a global sourcing, selling, marketing and distribution network bringing quality seafood to consumers worldwide.

Forward Looking Statements

This press release contains forward-looking statements. The words “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” or similar expressions are intended to identify forward-looking statements. All statements in this press release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated sales, projected costs, prospects, plans and objectives of management and events or developments that the Company expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of the Company’s control and could cause actual results to differ materially from such statements.

Media contact:

Bob Silver

MWW Group for American Seafoods Group

206-689-8505

bsilver@mww.com

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